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                                  EXHIBIT 5.1

                  Opinion of Blank Rome Comisky & McCauley LLP

                                 March 31, 2000

SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, PA 19087

     Re:  SunGard Data Systems Inc. Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to SunGard Data Systems Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 289,329 shares of common stock, par value of $.01 per share (the "Common Stock"), by the Company pursuant to the 1994 Stock Option Plan of Microbank Software, Inc. and the various option agreements entered into by Microbank Software, Inc. and its employees (the "Plans"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

     Although as counsel to SunGard we have advised SunGard in connection with certain matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which SunGard has engaged or its day-to day operations.

     In rendering this opinion, we have examined only the following documents:
(i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Board of Directors of the Company, (iii) the Registration Statement and (iv) the Plans. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement and the Plans, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plans, will be legally issued, fully paid and non-assessable.

     This opinion is given as of the date herof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

      This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Sincerely,

                                   /S/ BLANK ROME COMISKY & McCAULEY LLP

                                   BLANK ROME COMISKY & McCAULEY LLP